DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of July, 2008, by and among Unified Series Trust, an Ohio business trust (the "Client"), IMS Capital Management, Inc., an Oregon corporation (the "Adviser") and Foreside Distribution Services, L.P., an Ohio limited partnership (the "Distributor").

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively the "Funds");

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, this Agreement has been approved by a vote of the Client's Board of Trustees (the "Board") and its disinterested Trustees in conformity with Section 15(c) of the 1940 Act;

WHEREAS, Adviser serves as investment adviser to the Funds pursuant to management agreements approved by the Board; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. **Appointment of Distributor.** The Client hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

2. **Services and Duties of the Distributor.**

A. The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term "Prospectus" shall mean each currently effective prospectus, including the statement of additional information, as amended or

supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the "Registration Statement") of the Client under the Securities Act of 1933 (the "1933 Act") and the 1940 Act.

B. During the continuous public offering of Shares of the Funds, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares of the Funds and will promptly forward all orders to the Client, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C. The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions. The Client acknowledges that Foreside, as the Distributor of the Client, will be authorized to offer and redeem shares on behalf of the Client and that the Client will honor any instruction that Foreside enters into Fund/SERV on its behalf.

D. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

E. The Distributor agrees to review all proposed sales material for compliance with applicable laws and regulations, and, if applicable, shall file such sales material with the appropriate regulators. For most sales material, the Distributor agrees to complete its review within three business days after receipt from Client, however, for pieces of greater complexity and length, the Distributor may take up to five business days to complete its review. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

F. The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client's obligations in the Prospectus and the Registration Statement. The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

G. The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds. The form of any dealer agreement shall be approved by the Client. The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) Foreside has received a corresponding payment either from the Adviser, or from the applicable Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act ("Plan"); and (ii) such corresponding payment is pursuant to an arrangement approved by the Client's Board. The Distributor shall include in the forms of agreement with

selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H. The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

J. The Distributor may enter into agreements ("Subcontracts") with qualified third parties to carry out some or all of the Distributor's obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

K. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L. The Distributor has disclosed in writing to Client a list of jurisdictions in which Distributor is registered as of the date of this Agreement. Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered; provided, however, that the Distributor shall notify the Client in advance of terminating and/or not renewing its registration or qualification as a broker or dealer in any such jurisdiction.

3. Representations, Warranties and Covenants of the Client.

A. The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i) it is duly organized and in good standing under the laws of its jurisdiction of organization and is registered as an open-end management investment company under the 1940 Act;

(ii) this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii) the Funds have obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment

binding on the Funds and no provision of Client's Agreement and Declaration of Trust or by-laws, or any contract binding the Funds or affecting their property which would prohibit Client's execution or performance of this Agreement;

(iv) the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable; and

(v) the Registration Statement as it relates to the Funds, and the Funds' Prospectuses included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(vi) the Registration Statement as it relates to the Funds and the Funds' Prospectuses and any advertising materials and sales literature for the Funds, do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B. The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C. The Client agrees to advise the Distributor, or cause the Distributor to be advised, promptly in writing:

(i) of any material correspondence or other communication by the Securities and Exchange Commission ("SEC") or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii) of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv) of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

(v) in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the

redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi) of the commencement of any litigation or proceedings against the Adviser, the Client or any of its officers or Trustees in connection with the issue and sale of any of the Shares.

D. The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E. The Client agrees to file from time to time such amendments to its Registration Statement as it relates to the Funds and Prospectus as may be necessary in order that its Registration Statement and the Funds' currently effective Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F. The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares. In addition, the Client shall keep the Distributor fully informed of its affairs and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request. The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Client and the Adviser each represents that it will not use or authorize the use of any advertising or sales material with respect to the Funds unless and until such materials have been approved and authorized for use by the Distributor.

G. The Client shall provide, and cause each other agent or service provider to the Client, including the Client's transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H. The Client shall not file any amendment to the Registration Statement or Prospectus that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client's right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I. The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

4. **Representations and Warranties of the Adviser.** The Adviser hereby represents and warrants to the Distributor that:

(A) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(B) the contractual advisory fees that the Adviser charges the Client do not contain any component for the purpose of paying for fund distribution.

5. **Representations, Warranties and Covenants of the Distributor.**

A. The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii) it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv) it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B. In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C. The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor (including, without limitation, the submission by the Distributor of a "Wells" statement to the SEC or the commencement of an enforcement proceeding against the Distributor by the SEC) or any of its managers, officers or directors, which litigation or proceedings could have a material impact on the Client, or could have a substantial impact on the Distributor such that it would affect the viability of its continuing its business as it is currently conducted or such that it would affect its ability to continue to serve as Distributor pursuant to this Agreement.

5. **Compensation.** As compensation for the services performed and the expenses assumed by Distributor under this Agreement, Adviser shall pay to Distributor the fees and expenses set forth in Exhibit B hereto (as amended from time to time).

6. **Expenses.**

A. The Client shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. **Indemnification.**

A. Solely out of the assets of the applicable Fund (each, an "Indemnifying Fund"), Client shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Distributor Indemnitees"), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, "Losses") that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other

statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Indemnifying Fund pursuant to this Agreement; (ii) the Client's breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) an Indemnifying Fund's failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement as it relates to an Indemnifying Fund, an Indemnifying Fund's Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Indemnifying Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Indemnifying Fund are sold, provided, however, that the Client's obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement as it relates to any Indemnifying Fund, the Funds' Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing and acknowledging the purpose of its use. In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its material breach of this Agreement. Distributor acknowledges and agrees that, for purposes of this Agreement, each Indemnifying Fund's obligations are separate and distinct from each other series of Client, and shall not be binding upon any other series of the Client, including the other Funds, or upon any shareholder, trustee, officer, employee or agent of the Indemnifying Fund individually, but shall be binding only upon the assets and property of the applicable Indemnifying Fund. A copy of Client's Agreement and Declaration of Trust is on file with the Secretary of the State of Ohio and has been provided to Distributor.

The Client's agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Client being notified of the applicable action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Client. Such notification shall be given by letter or by telegram addressed to the Client's President, but the failure so to notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client's indemnity agreement contained in this Section 7(A).

B. The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Client elects to assume the defense of any such suit and retain such counsel, the

Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Client does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Distributor Indemnitee(s), the Client will reimburse the Distributor Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Client's indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor's benefit and to the benefit of each Distributor Indemnitee.

C. The Client shall advance attorney's fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D. The Adviser shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (i) the Distributor serving as distributor pursuant to this Agreement; or (ii) the Adviser's breach of any of its obligations, representations, warranties or covenants contained in this Agreement, except to the extent that Losses result from the Distributor's bad faith, willful misfeasance, or gross negligence or its reckless disregard of its express obligations and duties hereunder.

E. The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the "Client Indemnitees"), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor's breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor's failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its material breach of this Agreement.

The Distributor's agreement to indemnify the Client Indemnitees is expressly conditioned upon the Distributor's being notified of any action or claim of loss brought against a Client

Indemnitee, such notification to be given by letter or telegram addressed to the Distributor's President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor's indemnity agreement contained in this Section 7(D).

F. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Client and them. The Distributor's indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Client's benefit, to the benefit of each Client Indemnitee.

G. No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8. **Limitations on Damages.** Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

9. **Force Majeure.** Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities, and the other Party shall have no right to terminate this Agreement in such circumstances.

10. Duration and Termination.

A. This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the vote of a majority of the members of the Client's Board who are not interested persons, as that term is defined in the 1940 Act, of the Client or the Distributor, and (ii) either the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B. Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties.

Further, this Agreement may be terminated upon no less than 60 days' written notice (i) by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Agreement, or by vote of a majority of the outstanding voting securities of a Fund, or (ii) by the Distributor.

C. This Agreement will automatically terminate in the event of its assignment.

11. Anti-Money Laundering Compliance.

A. Each of Distributor and Client acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B. The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C. Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Client, the Client's anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor's AML Operations, and related books and

records to the extent they pertain to the Distributor's services hereunder. It is expressly understood and agreed that the Client and the Client's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients or services of Distributor.

12. **Privacy.** In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Client represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by SEC Regulation S-P which statement shall be set forth in the Funds' currently effective Prospectus. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

13. **Confidentiality.** During the term of this Agreement, the parties may have access to confidential information relating to such matters as a party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor, the Client or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

14. **Notices.** Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier

service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Distribution Services, L.P.
Attn: Chief Compliance Officer
100 Summer Street, Suite 1500
Boston, MA 02110

Fax: ____________

notices to the Client and/or the Adviser shall be sent to:

UNIFIED SERIES TRUST
2960 N. Meridian St., Suite 300
Indianapolis, Indiana, 46208
Attn: Senior Vice President
Phone: 317.917.7030
Fax: 317.632.7805

And

IMS Capital Management, Inc.
8995 S.E. Otty Road
Portland, Oregon 97086
Attn: Chief Operating Officer
Phone: (503) 788-4200
Fax: (503) 788-4100

15. **Modifications**. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client's Board, including a majority of the Client's Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment.

16. **Governing Law.** This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

17. **Entire Agreement.** This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

18. **Survival.** The provisions of Sections 5, 6, 7, 8, 12 and 13 of this Agreement shall survive any termination of this Agreement.

19. **Miscellaneous.** The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

20. **Counterparts.** This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Distributor:
FORESIDE DISTRIBUTION SERVICES, L.P.

By: ____________________
Mark S. Redman

Client:
UNIFIED SERIES TRUST, on behalf of its series listed on Exhibit A attached hereto

By: ____________________
Anthony J. Ghoston, President

Adviser:
IMS Capital Management, Inc.

By: ____________________
Carl Marker, President

Exhibit B
Compensation

SALES LOADS:

1. With respect to no-load Shares of the Funds, the Distributor shall not be entitled to any compensation.

2. With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Client and the Distributor shall agree at the time such Class of Shares is established.

DISTRIBUTION SERVICES FEES

Recurring Fee
$25,000 per year, billed monthly

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation: typesetting, printing and distribution of Prospectuses and shareholder reports; production, printing, distribution and placement of advertising and sales literature and materials; engagement of designers, free-lance writers and public relations firms; long-distance telephone charges; postage; overnight delivery charges; record retention; travel, lodging and meals.

12b-1 PAYMENTS:

The Funds currently do not have plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). If, in the future, a Fund adopts a Board approved Distribution Plan that authorizes the Fund to compensate and reimburse the Distributor for distribution services, then the Fund shall be responsible for all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized under the Distribution Plan.

INVESTMENT ADVISER PAYMENTS

- The Adviser shall compensate and reimburse the Distributor for its provision to the Funds of any services for which the Funds are not authorized to compensate and reimburse the Distributor.

EXHIBIT A

Fund Names

IMS Capital Value Fund

IMS Strategic Income Fund

IMS Strategic Allocation Fund

Organization Registration Status

Organization CRD#: 15634	Organization Name: FORESIDE DISTRIBUTION SERVICES, L.P.
Organization SEC#: 8-32480	Applicant Name: FORESIDE DISTRIBUTION SERVICES, L.P.
FINRA Record	

SEC / SRO / Jurisdiction	Registration Status	Status Effective Date
SEC	Approved -	09/04/1984
FINRA	Approved -	11/16/1984
AL	Approved -	03/22/1988
AK	Approved -	04/30/1991
AZ	Approved -	09/19/1985
AR	Approved -	11/17/1989
CA	Approved -	12/31/1986
CO	Approved -	03/26/1986
CT	Limited -MFR MFU	03/28/1988
DE	Approved -	02/24/1988
DC	Approved -	03/31/1988
FL	Approved -	09/12/1985
[illegible]	Approved -	03/08/1988
HI	Approved -	11/21/1988
ID	Approved -	07/12/1989
IL	Approved -	01/02/1987
IN	Approved -	08/30/1985
IA	Approved -	09/29/1989
KS	Approved -	10/03/1990
KY	Approved -	05/20/1985
LA	Approved -	08/20/1990
ME	Approved -	11/03/1989
MD	Approved -	03/17/1988
MA	Approved -	04/22/1988
MI	Approved -	05/29/1987
MN	Approved -	05/22/1987
MS	Approved -	04/29/1988
[illegible]	Approved -	04/21/1988
MT	Approved -	08/14/1989

NE	Limited -MUTUAL FUNDS	05/03/1988
NV	Approved -	04/21/1988
[illegible]	Approved -	06/22/1988
[illegible]	Approved -	01/14/1988
NM	Approved -	08/29/1990
NY	Approved -	01/21/1987
NC	Approved -	03/25/1988
ND	Limited -MFU	04/30/1991
OH	Approved -	11/19/1984
OK	Approved -	05/25/1990
OR	Approved -	06/02/1987
PA	Approved -	01/11/1988
PR	Approved -	11/01/1995
RI	Approved -	03/08/1988
SC	Approved -	02/15/1989
SD	Approved -	04/24/1991
TN	Approved -	03/09/1988
[illegible]	Limited -INVESTMENT COMPANY PRODUCTS	04/04/1988
[illegible]	Approved -	08/30/1990
VT	Approved -	05/02/1988
VI	Approved -CONVERSION TO CRD	12/05/2005
VA	Approved -	03/01/1988
WA	Limited -ICVC	05/19/1987
WV	Approved -	05/23/1988
WI	Approved -	04/15/1985
WY	Approved -	08/21/1989